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                                                                     Exhibit 5.1

                         EPSTEIN BECKER & GREEN, P.C.
                                250 Park Avenue
                           New York, New York 10177
                                (212) 351-4500

                                           September 3, 1997

Quadrax Corporation
300 High Point Avenue
Portsmouth, Rhode Island 02871

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Quadrax Corporation, a Delaware corporation (the "Company") in connection with the filing of a registration statement on Form S-3 (which registration statement, as amended at the time of its effectiveness is hereinafter called the "Registration Statement") relating to the registration of (i) 3,700,434 shares of the Company's common stock, $.000009 par value (the "Common Stock") issuable upon conversion of $1,500,000 principal amount of outstanding 8% Convertible Debentures (the "8% Convertible Debentures"); (ii) 4,933,912 shares of Common Stock issuable upon conversion of $2,000,000 principal amount of 4% Convertible Debentures (the "4% Convertible Debentures"), assuming the purchase and payment for such 4% Convertible Debentures; (iii) 1,000,000 shares of Common Stock issuable upon the exercise of warrants at $0.50 per share (the "$0.50 Warrants"); (iv) 10,000 shares of Common Stock issuable upon the exercise of warrants at $0.75 per share (the "$0.75 Warrants"); and (v) 100,000 issued and outstanding shares of Common Stock (the "Issued Shares"). All of the foregoing shares of Common Stock, together with any additional shares of Common Stock issuable as a result of anti-dilution provisions contained in the aforesaid instruments and registered in the Registration Statement pursuant to Rule 416(a) under the Securities Act of 1933, as amended, are herein referred to as the "Shares".

     As such counsel, we have examined originals, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.
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Quadrax Corporation
September 3, 1997
Page 2

     On the basis of the foregoing, we are of the opinion that:

          (i) the Shares issuable upon conversion of the 8% Convertible Debentures have been validly authorized, and upon issuance will be legally issued, fully paid and non-assessable;

          (ii) the Shares issuable upon conversion of the 4% Convertible Debentures have been validly authorized, and upon conversion following purchase and payment for such 4% Convertible Debentures, will be legally issued, fully paid and non-assessable;

          (iii) the Shares issuable upon exercise of the $0.50 Warrants have been validly authorized, and upon issuance and payment in accordance with the terms of said Warrants, will be legally issued, fully paid and non-assessable;

          (iv) the Shares issuable upon exercise of the $0.75 Warrants have been validly authorized, and upon issuance and payment in accordance with the terms of said Warrants, will be legally issued, fully paid and non-assessable; and

          (v) the Issued Shares have been validly authorized, and are legally issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

                                    Very truly yours,

                                    EPSTEIN BECKER & GREEN, P.C.

                                    By:/s/ Joseph A. Smith
                                       -------------------
                                         Joseph A. Smith